EXHIBIT 23.1
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March 29, 2004

                        CONSENT OF INDEPENDENT AUDITORS


      We consent to the incorporation by reference in this Registration Statement of Pacific CMA, Inc. on Form S-8 of our report dated April 9, 2003, except for note 3 (#) as to which the date is May 26, 2003, on our audit of the consolidated financial statements of Pacific CMA, Inc., which covered the consolidated balance sheets as of December 31, 2001 and 2002 and the results of their operations and cash flows for each of the three years in the period ended December 31, 2002 appearing in the report on Form 10-KSB/A for the year ended December 31, 2002 for Pacific CMA, Inc. We also consent to the reference to our firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement


/s/ Moores Rowland Mazars
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